Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

LMI AEROSPACE UPDATES 2007 and 2008 GUIDANCE

Conference call to be at 1:00 p.m. EST

ST. LOUIS – December 21, 2007 – LMI Aerospace, Inc. (NASDAQ: LMIA), a leading provider of design engineering services, assemblies, kits and structural components to the aerospace, defense and technology industries, today announced updated guidance for 2007 and 2008.  The primary changes to guidance affect the Aerostructures segment and reflect reduced revenue expectations for 2007, increased revenue estimates for 2008 and increased estimated gross margins for both 2007 and 2008.  The D3 data for 2007 is for the five months ended December 31, 2007.

2007	Aerostructures	Engineering Services	Consolidated
Net Sales	$137 - $139 million	$30 - $31 million	$167-$170 million
Gross Margins	28% - 29%	18.5% - 19%	26%-27%
SG&A Expenses	$19.5 - $20.5 million	$3.3 - $3.5 million	$22.8 -$24 million
Net Interest Expense			$700,000
Tax Rate			35%-36%

2008	Aerostructures	Engineering Services	Consolidated
Net Sales	$162 - $172 million	$79 - $87 million	$241 - $259 million
Gross Margins	28% - 29%	18.5% - 19%	25% - 26.5%
SG&A Expenses	$23 - $24 million	$8 - $9 million	$31 - $33 million
Net Interest Expense			$1.9 - $2.2 million
Tax Rate			Approximately 36%

Ronald S. Saks, President and Chief Executive Officer of LMI said, “As we approach the end of 2007, it appears that revenue in our Aerostructures segment will not reach the previous guidance range of $142 million to $144 million, but the gross margins for the eleven months to date exceeded expectations.  Production for the fourth quarter of 2007 is meeting plan, but delays in authorization to deliver some Blackhawk helicopter assemblies, settlement of certain customer claims and engineering changes to existing product have caused shipments to be deferred to the first quarter of 2008.

“As a result, inventories have increased and will be used to satisfy first quarter 2008 demand. We have also experienced some delays from external supply chain partners in providing detailed components for some of the assemblies we build, but we expect supplier recovery in the first quarter of 2008,” Saks added.

“We are pleased with the productivity improvements at several key manufacturing plants and expect continued improvement as our revenue stream growth becomes more consistent and we can deploy some major new capital improvement additions for the full year in 2008. Our Mexicali, Mexico, plant has shown the most notable productivity improvement, where revenue and production are far exceeding plan.  We are currently transferring additional work to them as new work is received by our domestic plants. As 2008 revenue opportunities continue, we believe LMI has the capacity to handle the 17 percent to 24 percent growth in Aerostructures revenues we are now predicting.” Saks noted.

“Our 2007 performance will represent record achievements in most every operating area in the Aerostructures and Engineering Services segments,” Saks stated.

“Design build opportunities and expected strategic alliances with large domestic and foreign partners on new programs should add revenue to 2008 and beyond as 2008 progresses.  Our D3 subsidiary is operating to revenue plan and above anticipated operating margins, and it is also experiencing growth in both size and duration of its projects. Several of our customers common to the Aerostructures and Engineering Services segments are working with us to better define the type of design build programs in which we can participate.  As previously stated, our current revenue projections for 2008 do not include any added revenue from new design build projects we hope to win.”

Current booked backlog for the Aerostructures segment as of November 30, 2007 is $172 million compared to $143 million as of September 30, 2007.

Mr. Saks and Lawrence E. Dickinson, Chief Financial Officer of LMI Aerospace, will hold a conference call to discuss the updated guidance on Friday, December 21, 2007, at 1:00 P.M. EST.

To participate in the conference call, dial 888.213.3920 approximately five minutes before the call’s scheduled time.  Mr. Saks and Mr. Dickinson will discuss the updated guidance for 2008.

A live webcast of the conference call can be accessed on the LMI web site by going to http://ir.lmiaerospace.com/events.cfm and clicking on the appropriate link.  A recording of the call will be available on the LMI web site upon completion of the call.

LMI Aerospace, Inc., is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries.  The company fabricates machines, finishes and integrates formed, close tolerance aluminum and specialty alloy components and sheet metal products primarily for large commercial, corporate and military aircraft.  LMI Aerospace, Inc., manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.

This news release includes forward-looking statements related to LMI Aerospace, Inc.’s, outlook for 2007 and 2008, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc.  Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2006.